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                                                                   EXHIBIT 24.2

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Paul E. Szurek, constitutes and appoints William D. Sanders, C. Ronald Blankenship, Jeffrey A. Klopf and Ariel Amir, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statements of Security Capital Group Incorporated (File Nos. 333-26037, 333-26267, 333-26259, 333-26263 and 0-22455), and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or nominee, may lawfully do or cause to be done by virtue hereof.

                                          /s/ Paul E. Szurek
                                          -------------------------------------
                                          Paul E. Szurek

                                          Chief Financial Officer